EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS THIRD QUARTER AND NINE MONTHS 2022 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.075

Selected Highlights

•	Third quarter net income of $66.7 million and Operating EBITDA* of $140.9 million
•	Record year to date net income of $227 million and Operating EBITDA* of $440.4 million
•	Expanded German solid wood business with the acquisition of HIT Torgau

NEW YORK, NY, October 27, 2022 ‑ Mercer International Inc. (Nasdaq: MERC) today reported third quarter 2022 Operating EBITDA of $140.9 million similar to $148.1 million in the third quarter of 2021 and $145.1 million in the second quarter of 2022.

In the third quarter of 2022, net income was $66.7 million (or $1.01 per basic share and $1.00 per diluted share) compared to $69.1 million (or $1.05 per basic share and $1.04 per diluted share) in the third quarter of 2021 and net income of $71.4 million (or $1.08 per basic share and $1.07 per diluted share) in the second quarter of 2022.

In the first nine months of 2022, Operating EBITDA increased by 40% to $440.4 million from $313.9 million in the same period of 2021. In the first nine months of 2022, net income increased to $227.0 million (or $3.43 per basic share and $3.41 per diluted share) from $96.5 million (or $1.46 per share) in the same period of 2021.

Mr. Juan Carlos Bueno, the Chief Executive Officer, stated: “I am pleased with our third quarter operating results. Strong energy and pulp prices combined with favorable foreign exchange movements and lower planned major maintenance were the main factors behind our operating results relative to the second quarter.

We are excited about the addition of the HIT Torgau mill to the Mercer group. This acquisition will increase our lumber capacity to almost one billion board feet and diversifies our product offering with the addition of both pallets and wood pellets. The Torgau mill acquisition also brings additional green energy production capacity to our business. Since the acquisition closed on September 30th, we have focused on integrating this business and also

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

ensuring we begin capitalizing on the estimated $16 million of annual synergies that we have identified.

Total pulp production in the current quarter decreased by approximately 11% compared to the same quarter of 2021 primarily due to lower production at our Stendal mill which had a fire in its woodyard. The fire resulted in the mill being down for most of July and after its restart it has operated at approximately 90% of its capacity. We currently expect to install replacement equipment at our Stendal mill in the fourth quarter of 2022 and first quarter of 2023. We maintain property and business interruption insurance for the Stendal mill and we expect the property damage and business interruption to be covered.

Our Friesau sawmill ran well in the third quarter, but significantly weaker lumber prices in the United States negatively impacted both sales prices and volumes compared to the prior quarter of 2022.

The negative impact of increased key production costs such as fiber, energy and chemicals in the third quarter is expected to continue in the fourth quarter of 2022. In particular, fiber costs in Germany increased because of materially higher demand for wood for energy purposes. Our production costs are primarily incurred in euros and Canadian dollars. However, our pulp and a material portion of our lumber sales are priced in dollars. During the third quarter of 2022, the dollar continued to strengthen against the euro and the Canadian dollar which had a positive impact on our euro and Canadian dollar denominated costs and expenses and partially offset the negative impact of such inflationary pressures. The strengthening of the dollar increased our operating income by approximately $13.8 million compared to the prior quarter of 2022 and by approximately $37.0 million compared to the third quarter of 2021.

Looking forward to the fourth quarter, we currently expect pulp prices and demand to remain generally strong with some modest price declines as a result of inflationary pressures negatively impacting paper demand. Lumber demand and prices are expected to be generally similar to the third quarter due to continued economic uncertainty caused by inflation and higher interest rates.

Strong energy demand and prices in Germany are expected to continue in the fourth quarter of 2022. In October, 2022, in response to restricted energy supply and price increases, the EU implemented a temporary mandatory cap on market revenues at €180 per MWh for intra-marginal generators such as renewables, nuclear and lignite producers. The cap applies to both electricity traded in the market as well as bilateral trading and will be in effect from December 1, 2022 to June 30, 2023."

Mr. Bueno concluded: "With our expanded solid wood operations and product lines combined with our world class assets, we believe we are well positioned to enhance value for our stakeholders going forward."

Consolidated Financial Results

	Q3	Q2	Q3	YTD	YTD
	2022	2022	2021	2022	2021
	(in thousands, except per share amounts)
Revenues	$532,814	$572,326	$469,746	$1,697,881	$1,284,298
Operating income	$108,723	$114,031	$113,755	$345,105	$216,620
Operating EBITDA	$140,867	$145,059	$148,070	$440,393	$313,857
Loss on early extinguishment of debt	$—	$—	$—	$—	$(30,368)	(1)
Net income	$66,746	$71,372	$69,118	$227,015	$96,466
Net income per common share
Basic	$1.01	$1.08	$1.05	$3.43	$1.46
Diluted	$1.00	$1.07	$1.04	$3.41	$1.46

______________

(1)	Redemption of 6.50% senior notes due 2024 and 7.375% senior notes due 2025.

Consolidated – Three Months Ended September 30, 2022 Compared to Three Months Ended September 30, 2021

Total revenues in the third quarter of 2022 increased by approximately 13% to $532.8 million from $469.7 million in the same quarter of 2021 primarily due to higher energy and pulp sales realizations partially offset by lower sales volumes and lower lumber sales realizations.

In the third quarter of 2022, energy and chemical revenues increased by approximately 169% to $71.2 million from $26.5 million in the same quarter of 2021 primarily as a result of higher energy prices in Germany, which were more than triple those in the same quarter of 2021. In the third quarter of 2022, our average energy sales realizations in Germany were approximately €388 per MWh compared to about €104 per MWh in the comparative quarter of 2021.

Costs and expenses in the third quarter of 2022 increased by approximately 19% to $424.1 million from $356.0 million in the third quarter of 2021 driven by higher key production costs, such as fiber, chemicals and energy, and higher freight costs. Such cost increases were partially offset by the positive impact of a stronger dollar on our euro and Canadian dollar denominated costs and expenses.

In the third quarter of 2022, Operating EBITDA decreased by approximately 5% to $140.9 million from $148.1 million in the same quarter of 2021 primarily due to higher per unit fiber costs, higher other production and freight costs and lower sales volumes partially offset by higher energy and pulp sales realizations and the positive impact of a stronger dollar.

Segment Results

Pulp

	Three Months Ended September 30,
	2022	2021
	(in thousands)
Pulp revenues	$395,459	$374,287
Energy and chemical revenues	$61,198	$22,456
Operating income	$109,985	$99,918

In the third quarter of 2022, pulp segment operating income increased by approximately 10% to $110.0 million from $99.9 million in the same quarter of 2021 primarily due to higher sales realizations and the positive impact of a stronger dollar, partially offset by higher per unit fiber costs, higher other production and freight costs and lower sales volumes.

Pulp revenues in the third quarter of 2022 increased by approximately 6% to $395.5 million from $374.3 million in the same quarter of 2021 due to higher sales realizations partially offset by lower sales volumes.

In the third quarter of 2022, third party industry quoted average list prices for NBSK pulp increased from the same quarter of 2021 primarily as a result of low customer inventory levels. Our average NBSK pulp sales realizations increased by approximately 8% to $911 per ADMT in the third quarter of 2022 from approximately $847 per ADMT in the same quarter of 2021.

Energy and chemical revenues increased to a record $61.2 million in the third quarter of 2022 from $22.5 million in the same quarter of 2021 due to higher sales realizations. During the third quarter of 2022, we benefitted from strong energy demand and higher energy prices in Germany.

In the third quarter of 2022 compared to the same quarter of 2021, we had a positive impact of approximately $32.6 million in operating income due to foreign exchange, primarily as a result of the effect of the stronger dollar on costs and expenses.

Costs and expenses in the third quarter of 2022 increased by approximately 17% to $346.7 million from $296.9 million in the third quarter of 2021 primarily due to higher per unit fiber, chemical, energy and freight costs. The higher costs were partially offset by the positive impact of a stronger dollar and lower pulp sales volumes.

In the third quarter of 2022 per unit fiber costs increased by approximately 32% from the same quarter of 2021 due to higher per unit fiber costs for all of our mills. Our German mills had higher per unit fiber costs as a result of strong demand from other wood consumers such as heating pellet manufacturers. For our Canadian mills, per unit fiber costs increased due to strong demand in the mills' fiber baskets and for our Celgar mill a decrease in the availability of wood chips due to regional sawmill curtailments. We currently expect per unit fiber costs to increase in the fourth quarter of 2022 with an increase in Germany due to continued strong demand and generally flat per unit fiber costs in Canada.

Solid Wood

	Three Months Ended September 30,
	2022	2021
	(in thousands)
Lumber revenues	$61,444	$67,605
Energy revenues	$8,111	$1,801
Wood residual revenues	$4,711	$1,317
Operating income	$2,896	$17,949

In the third quarter of 2022, operating income decreased by approximately 84% to $2.9 million from $17.9 million in the same quarter of 2021 primarily due to higher per unit fiber costs and other production costs, lower lumber sales realizations and sales volumes partially offset by higher energy and wood residuals sales realizations.

Average lumber sales realizations decreased by approximately 13% to $605 per Mfbm in the third quarter of 2022 from approximately $692 per Mfbm in the same quarter of 2021 due to lower demand in the European market. Demand in both the European and U.S. markets is being negatively impacted by concerns over rising interest rates, inflationary pressures and a weaker economic outlook.

Fiber costs were approximately 70% of our lumber cash production costs in the third quarter of 2022. In the third quarter of 2022, per unit fiber costs modestly increased compared to the same quarter of 2021. Higher per unit fiber costs in euros due to strong fiber demand in Germany were partially offset by the positive impact of a stronger dollar on our euro denominated fiber costs. We currently expect per unit fiber costs to modestly increase in the fourth quarter of 2022.

Consolidated – Nine Months Ended September 30, 2022 Compared to Nine Months Ended September 30, 2021

Total revenues for the nine months ended September 30, 2022 increased by approximately 32% to $1,697.9 million from $1,284.3 million in the nine months ended September 30, 2021 primarily due to higher sales realizations and higher pulp sales volumes.

In the nine months ended September 30, 2022, energy and chemical revenues increased by approximately 137% to $165.2 million from $69.7 million in the same period of 2021 primarily as a result of higher energy prices in Germany, which were more than double those in the same period of 2021. In the nine months ended September 30, 2022, our average energy sales realizations in Germany were approximately €241 per MWh compared to about €89 per MWh in the comparative period of 2021.

Costs and expenses in the nine months ended September 30, 2022 increased by approximately 27% to $1,352.8 million from $1,067.7 million in the nine months ended September 30, 2021 primarily due to higher per unit fiber, freight, energy and chemical costs and a higher pulp sales volume partially offset by the positive impact of a stronger dollar on our euro and Canadian dollar denominated costs and expenses.

In the nine months ended September 30, 2022, Operating EBITDA increased by approximately 40% to $440.4 million from $313.9 million in the same period of 2021 primarily due to higher sales realizations, the positive impact of a stronger dollar and higher pulp sales volumes partially offset by higher per unit fiber costs and higher other production and freight costs.

Liquidity

As of September 30, 2022, we had cash, cash equivalents and a term deposit aggregating $362.3 million and approximately $258.9 million available under our revolving credit facilities providing us with aggregate liquidity of about $621.2 million.

Quarterly Dividend

A quarterly dividend of $0.075 per share will be paid on December 29, 2022 to all shareholders of record on December 21, 2022. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for October 28, 2022 at 10:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/tr7ugjbz or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.3 million tonnes of pulp, 960 million board feet of lumber, 140 thousand cubic meters of CLT, 17 million pallets and 150,000 metric tonnes of wood pellets. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q3	Q2	Q3	YTD	YTD
	2022	2022	2021	2022	2021
	(in thousands, except per share amounts)
Pulp segment revenues	$456,657	$460,304	$396,743	$1,402,892	$1,046,748
Solid wood segment revenues	74,266	110,985	70,723	290,048	232,149
Corporate and other revenues	1,891	1,037	2,280	4,941	5,401
Total revenues	$532,814	$572,326	$469,746	$1,697,881	$1,284,298

Pulp segment operating income	$109,985	$75,471	$99,918	$271,692	$138,552
Solid wood segment operating income	2,896	43,726	17,949	84,923	88,240
Corporate and other operating loss	(4,158)	(5,166)	(4,112)	(11,510)	(10,172)
Total operating income	$108,723	$114,031	$113,755	$345,105	$216,620

Pulp segment depreciation and amortization	$28,174	$27,001	$29,982	$82,859	$84,995
Solid wood segment depreciation and amortization	3,733	3,792	4,025	11,719	11,496
Corporate and other depreciation and amortization	237	235	308	710	746
Total depreciation and amortization	$32,144	$31,028	$34,315	$95,288	$97,237

Operating EBITDA	$140,867	$145,059	$148,070	$440,393	$313,857
Loss on early extinguishment of debt	$—	$—	$—	$—	$(30,368)	(1)
Income tax provision	$(31,294)	$(34,126)	$(32,490)	$(89,656)	$(45,873)
Net income	$66,746	$71,372	$69,118	$227,015	$96,466
Net income per common share
Basic	$1.01	$1.08	$1.05	$3.43	$1.46
Diluted	$1.00	$1.07	$1.04	$3.41	$1.46
Common shares outstanding at period end	66,167	66,167	66,037	66,167	66,037

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(1)	Redemption of 6.50% senior notes due 2024 and 7.375% senior notes due 2025.

(1)

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

Summary Operating Highlights

	Q3	Q2	Q3	YTD	YTD
	2022	2022	2021	2022	2021
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	362.9	418.3	443.0	1,216.7	1,195.0
NBHK	82.1	51.6	57.8	190.4	143.9
Annual maintenance downtime ('000 ADMTs)	17.3	54.2	42.8	71.5	253.7
Annual maintenance downtime (days)	17	43	44	60	188
Pulp sales ('000 ADMTs)
NBSK	356.6	405.7	402.2	1,267.4	1,151.3
NBHK	69.3	65.8	45.7	185.0	145.1
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,500	1,437	1,345	1,422	1,223
China	969	1,008	832	959	892
North America	1,800	1,743	1,542	1,690	1,481
Average NBHK pulp prices ($/ADMT)(1)
China	855	815	623	779	694
North America	1,620	1,517	1,320	1,483	1,212
Average pulp sales realizations ($/ADMT)(2)
NBSK	911	890	847	865	777
NBHK	990	843	684	858	604
Energy production ('000 MWh)(3)	484.2	496.6	464.5	1,512.4	1,345.6
Energy sales ('000 MWh)(3)	174.3	199.3	185.8	568.3	517.8
Average energy sales realizations ($/MWh)(3)	339	186	114	233	101

Solid Wood Segment
Lumber production (MMfbm)	97.1	112.2	102.1	324.8	336.6
Lumber sales (MMfbm)	89.8	111.0	97.7	310.7	315.3
Average lumber sales realizations ($/Mfbm)	605	867	692	782	702
Energy production and sales ('000 MWh)	20.6	25.5	14.1	70.6	51.4
Average energy sales realizations ($/MWh)	394	198	128	260	128

Average Spot Currency Exchange Rates
$ / €(4)	1.0066	1.0646	1.1784	1.0636	1.1958
$ / C$(4)	0.7659	0.7836	0.7937	0.7796	0.7996

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(1)	Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Does not include our 50% joint venture interest in the Cariboo mill, which is accounted for using the equity method.
(4)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$532,814	$469,746	$1,697,881	$1,284,298
Costs and expenses
Cost of sales, excluding depreciation and amortization	367,710	302,221	1,187,476	910,244
Cost of sales depreciation and amortization	32,122	34,294	95,223	97,175
Selling, general and administrative expenses	24,259	19,476	70,077	60,259
Operating income	108,723	113,755	345,105	216,620
Other income (expenses)
Interest expense	(17,935)	(16,882)	(52,731)	(53,031)
Loss on early extinguishment of debt	—	—	—	(30,368)
Other income	7,252	4,735	24,297	9,118
Total other expenses, net	(10,683)	(12,147)	(28,434)	(74,281)
Income before income taxes	98,040	101,608	316,671	142,339
Income tax provision	(31,294)	(32,490)	(89,656)	(45,873)
Net income	$66,746	$69,118	$227,015	$96,466
Net income per common share
Basic	$1.01	$1.05	$3.43	$1.46
Diluted	$1.00	$1.04	$3.41	$1.46
Dividends declared per common share	$0.075	$0.065	$0.225	$0.195

(3)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$287,254	$345,610
Term deposit	75,000	—
Accounts receivable, net	324,343	345,345
Inventories	385,961	356,731
Prepaid expenses and other	24,130	16,619
Total current assets	1,096,688	1,064,305
Property, plant and equipment, net	1,249,056	1,135,631
Investment in joint ventures	45,262	49,651
Amortizable intangible assets, net	57,406	47,902
Goodwill	33,037	—
Operating lease right-of-use assets	12,620	9,712
Pension asset	3,543	4,136
Other long-term assets	46,371	38,718
Deferred income tax	—	1,177
Total assets	$2,543,983	$2,351,232
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$322,368	$282,307
Pension and other post-retirement benefit obligations	725	817
Total current liabilities	323,093	283,124
Long-term debt	1,339,086	1,237,545
Pension and other post-retirement benefit obligations	18,126	21,252
Operating lease liabilities	8,306	6,574
Other long-term liabilities	12,163	13,590
Deferred income tax	122,860	95,123
Total liabilities	1,823,634	1,657,208
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,167,000 issued and outstanding (2021 – 66,037,000)	66,132	65,988
Additional paid-in capital	351,438	347,902
Retained earnings	583,057	370,927
Accumulated other comprehensive loss	(280,278)	(90,793)
Total shareholders’ equity	720,349	694,024
Total liabilities and shareholders’ equity	$2,543,983	$2,351,232

(4)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cash flows from (used in) operating activities
Net income	$66,746	$69,118	$227,015	$96,466
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	32,144	34,315	95,288	97,237
Deferred income tax provision	620	5,005	15,627	7,485
Loss on early extinguishment of debt	—	—	—	30,368
Defined benefit pension plans and other post-retirement benefit plan expense	424	879	1,301	2,654
Stock compensation expense	1,214	1,005	3,680	2,590
Foreign exchange transaction gains	(11,283)	(5,721)	(24,702)	(12,361)
Other	(3,726)	(844)	(4,497)	(1,104)
Defined benefit pension plans and other post-retirement benefit plan contributions	(511)	(1,065)	(2,905)	(3,190)
Changes in working capital
Accounts receivable	(17,679)	(31,441)	(4,297)	(27,500)
Inventories	(8,803)	(39,512)	(23,870)	(82,275)
Accounts payable and accrued expenses	34,323	12,180	37,569	46,783
Other	(6,809)	(3,775)	(10,198)	(5,569)
Net cash from (used in) operating activities	86,660	40,144	310,011	151,584
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(48,554)	(38,306)	(128,875)	(125,692)
Acquisitions, net of cash acquired	(257,367)	(51,258)	(257,367)	(51,258)
Insurance proceeds	1,164	1,530	7,574	21,578
Purchase of term deposit	—	—	(75,000)	—
Purchase of amortizable intangible assets	(69)	(460)	(154)	(1,669)
Other	474	2,873	1,126	2,764
Net cash from (used in) investing activities	(304,352)	(85,621)	(452,696)	(154,277)
Cash flows from (used in) financing activities
Redemption of senior notes	—	—	—	(824,557)
Proceeds from issuance of senior notes	—	—	—	875,000
Proceeds from (repayment of) revolving credit facilities, net	99,065	3,967	116,503	(53,145)
Dividend payments	(4,962)	(4,293)	(9,922)	(8,582)
Payment of debt issuance costs	(1,849)	(69)	(3,033)	(14,483)
Proceeds from government grants	—	361	1,067	8,893
Payment of finance lease obligations	(1,640)	(2,227)	(8,246)	(5,763)
Other	(27)	(27)	(593)	3,598
Net cash from (used in) financing activities	90,587	(2,288)	95,776	(19,039)
Effect of exchange rate changes on cash and cash equivalents	(5,502)	1,961	(11,447)	(636)
Net decrease in cash and cash equivalents	(132,607)	(45,804)	(58,356)	(22,368)
Cash and cash equivalents, beginning of period	419,861	384,534	345,610	361,098
Cash and cash equivalents, end of period	$287,254	$338,730	$287,254	$338,730

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or operating income as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. The following tables set forth the net income to Operating EBITDA:

	Q3	Q2	Q3	YTD	YTD
	2022	2022	2021	2022	2021
Net income	$66,746	$71,372	$69,118	$227,015	$96,466
Income tax provision	31,294	34,126	32,490	89,656	45,873
Interest expense	17,935	17,332	16,882	52,731	53,031
Loss on early extinguishment of debt	—	—	—	—	30,368
Other income	(7,252)	(8,799)	(4,735)	(24,297)	(9,118)
Operating income	108,723	114,031	113,755	345,105	216,620
Add: Depreciation and amortization	32,144	31,028	34,315	95,288	97,237
Operating EBITDA	$140,867	$145,059	$148,070	$440,393	$313,857

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